Exhibit 99.1

Contacts:
William R. Gargiulo, Jr.	231.526.1244
Donna Felch	312.595.9123

The Female Health Company
Reports Third Quarter Operating Results

Operating Income Rises 523% On 146% Revenue Increase

Selected Highlights:

Third Quarter Results:
●	Unit sales: 157% increase
●	Net revenues: up 146% to $8.7 million
●	Gross margin: 61% vs. 52%
●	Operating income: up 523% to $2.8 million
●	Diluted E.P.S.: $0.09 vs. $0.01

Nine-Month Results:
●	Unit sales: 112% increase
●	Net revenues: up 119% to $25.1 million
●	Gross margin: 59% vs. 49%
●	Operating income: up 687% to $7.8 million
●	Diluted E.P.S.: $0.25 vs. $0.03

CHICAGO, July 31, 2012 - The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC2 Female Condom, today reported its financial results for the third quarter and first nine months of FY2012. The Company will host an investor conference call today at 11:00 a.m. Eastern Time to discuss these operating results and other topics of interest (see details below).

For the three months ended June 30, 2012, unit sales increased 157% compared with the third quarter of FY2011. Net revenues increased 146% to $8.7 million, compared with $3.5 million in the three months ended June 30, 2011.

“We are delighted with the strong revenue gains posted during the third quarter and first nine months of Fiscal 2012,” noted O.B. Parrish Chairman and Chief Executive Officer of The Female Health Company. “This reflects increasing demand for the FC2 Female Condom. We believe rising global demand is based on the fact FC2 provides dual protection against unintended pregnancies as well as sexually transmitted infections, including HIV/AIDS. We are pleased that FC2 makes an important contribution to saving lives and reducing healthcare costs, especially in view of the fact that HIV/AIDS is now the leading cause of death worldwide among women 15 to 44 years of age.”

Cost of sales increased 97% to $3.4 million in the third quarter of FY2012, compared with $1.7 million in the third quarter of FY2011, due to the increase in units sold. Gross profit increased 192% to $5.3 million, or 61% of net revenues, in the most recent quarter, compared with $1.8 million, or 52% of net revenues, in the third quarter of FY2011.

Operating expenses for the quarter ended June 30, 2012 increased 82% to $2.5 million when compared with operating expenses of $1.4 million in the third quarter of FY2011.  The increase was primarily due to an accrual for fiscal year-end incentive payments based on the expected achievement of performance goals relating to the Company’s unit sales and operating income, as well as increased spending on marketing, education and training, and on legal and consulting services.  During the third quarter of FY2011 the cumulative bonus accrual was reversed because the Company determined that FY2011 performance targets would not be achieved.

Operating income increased 523% to $2.8 million in the three months ended June 30, 2012, compared with $0.5 million in the prior-year quarter.  The increase was primarily due to higher gross profit, partially offset by higher operating expenses.

The Company reported net income of $2.5 million, or $0.09 per diluted share, in the third quarter of FY2012, a 512% increase over net income of $0.4 million, or $0.01 per diluted share, in the third quarter of FY2011. The Company recorded a currency gain of $0.02 million and a currency loss of $0.02 million during the quarters ended June 30, 2012 and 2011, respectively.

For the nine months ended June 30, 2012, unit sales increased 112% over the first nine months of FY2011. Net revenues increased 119% to $25.1 million, compared with $11.5 million in the nine months ended June 30, 2011.

Cost of sales increased 76% to $10.3 million in the first nine months of FY2012, compared with $5.8 million in the corresponding prior-year period, due to the increase in units sold. In the nine months ended June 30, 2012, gross profit increased 164% to $14.9 million, or 59% of net revenues, compared with $5.6 million, or 49% of net revenues, in the first nine months of FY2011.

Operating expenses for the nine months ended June 30, 2012 increased 53% to $7.1 million when compared with operating expenses of $4.7 million in the nine months ended June 30, 2011.  The increase in operating expenses relates primarily to an accrual for fiscal year-end incentive payments based on the expected achievement of performance goals relating to the Company’s unit sales and operating income, increased spending on marketing, education and training, increased wages and benefits, higher stock compensation costs and increased legal and consulting expenses.

Operating income increased 687% to $7.8 million in the nine months ended June 30, 2012, compared with $1.0 million in the corresponding prior-year period.  The increase was due to higher gross profit generated in FY2012, partially offset by higher operating expenses.

The Company reported net income of $7.1 million, or $0.25 per diluted share, in the first nine months of FY2012, for an increase of 704% when compared with net income of $0.9 million, or $0.03 per diluted share, in the first nine months of FY2011. The Company recorded currency losses of $0.07 million in each of the nine-month periods ended June 30, 2012 and 2011.

During the first nine months of FY2012, the Company generated positive cash flow from operations of approximately $9.0 million, paid two quarterly cash dividends of $0.05 per share each and one quarterly cash dividend of $0.06 per share, and maintained a debt-free balance sheet.  The amount of cash and cash equivalents on the Company’s balance sheet increased 92% during the first nine months of FY2012, to $8.3 million as of June 30, 2012, versus $4.3 million as of September 30, 2011. The Company’s Board of Directors recently declared a quarterly cash dividend of $0.06 per share, payable on August 8, 2012 to stockholders of record as of August 1, 2012.

“As noted in previous press releases, timing issues regarding the receipt and shipment of large orders can significantly impact the Company’s operating results, positively or negatively, illustrating the difficulty of providing specific revenue and operating income guidance,” added Parrish. “Management intends to provide general comments each quarter regarding the Company’s outlook, based on information available at the time.  Operating income of $7.8 million for the first nine months of Fiscal 2012 exceeded the Company’s previous record full-year operating income of $6.3 million (excluding a restructuring charge of $1.9 million), which was achieved in Fiscal 2010.  We anticipate strong operating results in the fourth quarter of FY2012 to add to this new record.”

Investor Conference Call

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. Eastern Time, today, July 31, 2012, to discuss its third quarter operating results and other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international participants dial 412-317-6716) and asking to be connected to “The Female Health Company” conference call, a few minutes before 11:00 a.m. EDT.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EDT on Tuesday, August 14, 2012 by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference ID 10016803.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, specifically operating income for FY2010 exclusive of the $1.9 million restructuring charge.  Management believes that the presentation of this non-GAAP financial measure provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  In addition, because the restructuring charge related to a non-recurring event in the first quarter of FY2010, the Company believes that the presentation of this non-GAAP financial measure enhances an investor's ability to make period-to-period comparisons of the Company's operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release in a table below.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and approximately 137 other countries globally. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued by the U.S., the European Union, Canada, Australia, South Africa, Japan, The People's Republic of China, Spain, Mexico, Greece, Turkey and the African Regional Intellectual Property Organization (ARIPO), which includes Botswana, The Gambia, Ghana, Kenya, Lesotho, Malawi, Mozambique, Namibia, Sierra Leone, Somalia, Sudan, Swaziland, Uganda, United Republic of Tanzania, Zambia and Zimbabwe.  FC2 patent applications are pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements regarding underlying demand for FC2, the outlook for FY 2012 and the continuation of cash dividends in future periods.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2011.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at www.femalehealth.com and www.femalecondom.org. To be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	June 30, 2012	September 30, 2011
Cash	$8,286,561	$4,249,324
Certificate of deposit	-	63,875
Restricted cash	4,523	4,526
Accounts receivable, net	4,748,008	2,305,473
Inventory	1,329,541	2,026,528
Prepaid expenses and other current assets	307,280	297,267
Deferred income taxes	800,000	800,000
Total current assets	15,475,913	9,746,993

Other non-current assets	118,180	116,360
Net property, plant & equipment	2,289,717	1,979,438
Deferred income taxes	7,600,000	7,600,000
Total assets	$25,483,810	$19,442,791

Accounts payable	$1,878,863	$1,076,994
Accrued expenses and other current liabilities	1,068,567	846,591
Accrued compensation	2,178,080	369,825
Total current liabilities	5,125,510	2,293,410

Deferred rent	96,391	101,133
Deferred grant income	88,858	107,481
Deferred income taxes	187,564	188,177
Total liabilities	5,498,323	2,690,201

Total stockholders’ equity	19,985,487	16,752,590
Total liabilities and stockholders' equity	$25,483,810	$19,442,791

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Three Months Ended June 30,
	2012	2011
Net revenues	$8,656,390	$3,517,439

Cost of sales	3,362,654	1,703,754

Gross profit	5,293,736	1,813,685

Operating expenses	2,485,690	1,363,184

Operating income	2,808,046	450,501

Interest, net and other income (expense)	301	(546)
Foreign currency transaction gain (loss)	15,235	(18,022)

Income before income taxes	2,823,582	431,933

Income tax expense	273,839	15,266
Net income	$2,549,743	$416,667

Net income per basic common share outstanding	$0.09	$0.02

Basic weighted average common shares outstanding	27,554,290	27,301,422

Net income per diluted common share outstanding	$0.09	$0.01

Diluted weighted average common shares outstanding	29,101,092	28,971,510

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Nine Months Ended June 30,
	2012	2011
Net revenues	$25,122,196	$11,456,052

Cost of sales	10,251,347	5,818,216

Gross profit	14,870,849	5,637,836

Operating expenses	7,116,292	4,652,064

Operating income	7,754,557	985,772

Interest, net and other income (expense)	913	(2,922)
Foreign currency transaction loss	(69,294)	(74,251)

Income before income taxes	7,686,176	908,599

Income tax expense	572,060	24,266
Net income	$7,114,116	$884,333

Net income per basic common share outstanding	$0.26	$0.03

Basic weighted average common shares outstanding	27,530,445	27,282,597

Net income per diluted common share outstanding	$0.25	$0.03

Diluted weighted average common shares outstanding	29,017,821	28,987,263

Reconciliation of Non-GAAP Financial Information

Following is a reconciliation of the Non-GAAP financial measure of operating income exclusive of restructuring charge to the nearest GAAP financial measure of operating income for the year ended September 30, 2010.

For Year Ended September 30, 2010
Operating income exclusive of restructuring charge	$6,279,082
Less: Restructuring charge	$1,929,922
Operating Income	$4,349,160